Exhibit 99.1

Linda Decker, VP – Investor Relations Jeff Myhre, VP – Editorial 212.564.4700	Tom Gibson, VP – Media Relations 201.476.0322
Seven Penn Plaza • Suite 810 • New York, NY 10001 • Fax: 212.244.3075

CATCHER HOLDINGS, INC.

Charles Sander, President & CEO

540-882-3087

FOR IMMEDIATE RELEASE

CATCHER HOLDINGS ANNOUNCES ORDERS FROM RAYTHEON,

IMAGEWARE, SOL LOGIC AND ALION

Production Units Anticipated to Be Shipped in October.

HAMILTON, VA, September 26, 2006 — Catcher Holdings, Inc., (OTC BB: CTHH), developer of the CATCHER™ device, a portable, ruggedized, wireless, handheld computer and communications control device built to military specifications for ruggedness, today announced it has received orders for its CATCHER™ device from Raytheon, Alion Science and Technology, Sol Logic, Inc. and ImageWare® Systems, Inc. The company presently anticipates that the units will ship in October 2006.

Charles Sander, CEO of Catcher Holdings, Inc., said, “These orders are significant because the units ordered are production units rather than the test and evaluation units that were previously ordered. The companies intend to provide these production units to their clients for field-testing and evaluation. We are excited by this next phase and anticipate that the production units will perform as well, and even better, than the test and evaluation CATCHER™ units. Based on our current view of the potential market demand for our product, and subject to our ability to obtain adequate financing, our present goal is to produce 12,000 CATCHER™ devices in 2007.”

Raytheon Company, with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, MA, Raytheon employs 80,000 people worldwide. Its fields of expertise include Homeland Security, Integrated Systems Defense, Intelligence and Information Systems, Missile Systems, Network Centric Systems and Space and Airborne Systems

Alion Science and Technology, Inc. is a recognized leader in Vulnerability and Risk Management software and services. Based in McLean, Virginia, Alion delivers technical expertise and operational support to the Department of Defense, civilian government agencies and commercial customers, and currently, has over 400 active contracts. Building on almost 70 years of R&D and engineering experience, Alion’s 2,600 employee-owners bring innovation and insight to multiple business areas including: defense operations; modeling and simulation; wireless communication; industrial technology; chemical, biological, nuclear & environmental sciences; information technology; and naval architecture and marine engineering.

Sol Logic is an information company based in Leesburg, VA, that provides creative, full-spectrum technical solutions by analyzing, creating, integrating, and executing with an agile responsiveness and a keen operational focus. It provides Mission Critical Services, Operations and Architecture for scaleable and distributed enterprise environments through technology mediation, integration and understanding. It recently signed a VAR agreement with Catcher.

ImageWare Systems, Inc. is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies, and has been a Catcher VAR since May 2006. Scalable for worldwide deployment, ImageWare’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada.

About Catcher Holdings, Inc.

Catcher Holdings, Inc.’s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, hand-held command control device built to military specifications. Utilizing proprietary software, CATCHER™ product offers mission critical personnel essential real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities.

The CATCHER device is the culmination of new technology breakthroughs, extensive research, and product development that the Company believes will meet the needs of many government agencies and commercial entities for a ruggedized, portable, handheld computer, communications and telemetry control device. The unit was designed and engineered to provide field personnel and “First Responders” access to mission-critical information in the form of wireless or wired, real-time bi-directional voice, video, text, telemetry and data enabling command center personnel to remotely view an incident or job site. Weighing just 3.5 lbs., including batteries, the CATCHER is 10 inches in width, 7.25 inches in height, 2.25 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA LCD backlit touch screen.

Photographs and detailed descriptions of the new CATCHER device are available on the Company’s website at http://www.catcherinc.com.

Special Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, delays, and uncertainties that may cause actual results, performances or achievements of the Company to differ materially from those results, performance or other expectations expressed or implied by these forward-looking statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements include, but are not limited to: the Company’s ability to successfully complete development of the Catcher(TM) product, the Company’s ability to commercialize the Catcher(TM) product, the Company’s ability to generate product sales and operating profits, the Company’s ability to produce and ship orders within the anticipated timeframes; potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which are discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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